Exhibit 10.1

Coffee Holdings LLC
c/o Falconhead Capital, LLC
450 Park Avenue, 3rd Floor
New York, NY 10022

As of January 23, 2011

Javo Beverage Company, Inc.
1311 Specialty Drive
Vista, CA 92081
Attn: William Marshall

Binding Plan Commitment Letter Agreement for the
Restructuring Transaction of Javo Beverage Company, Inc.

Coffee Holdings LLC (“Holdings”) is presenting this letter agreement (the “Letter Agreement”) to Javo Beverage Company, Inc. (“Javo” or the “Company” and, together with Holdings, the “Plan Sponsors”), which sets forth, among other things, the Plan Sponsors’ binding commitment (the “Commitments”) to complete a restructuring transaction in accordance with a confirmed, prearranged plan of reorganization under chapter 11 of the Bankruptcy Code (as further described in the Term Sheets (defined below), the “Plan”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to which Holdings’ claims against the Company will receive as consideration pursuant to the Plan a controlling interest in the equity of the reorganized Company (the “Restructuring Transaction”), on the terms and subject to the conditions set forth in both the restructuring term sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”) and the DIP financing term sheet attached hereto as Exhibit B (the “DIP Term Sheet” and, together with the Restructuring Term Sheet, the “Term Sheets”).  The undersigned hereto are collectively referred to as “Parties,” and each a “Party,” each in the capacity in which that Party has executed this Letter Agreement.

The Plan Sponsors have engaged in good faith negotiations regarding the Restructuring Transaction and believe that the Commitments will provide substantial value to the Company and put the Company on the path towards a consensual emergence from chapter 11 on an enterprise basis pursuant to the Plan.  Further, the Plan Sponsors are qualified to consummate the Restructuring Transaction.  There are no financing contingencies of any kind in connection with the Commitments.  Holdings is familiar with the Company’s assets and operating performance and is in the process of completing its due diligence.  Holdings has also reviewed the valuation report prepared by Valcor Consulting, the Company’s financial advisor, and although it does not agree with the range of values ascribed to the Company by Valcor, it has nonetheless agreed to proceed in a consensual manner based upon such valuation.  To the extent that such valuation is challenged in the Bankruptcy Court, Holdings expressly reserves its rights to assert that such valuation is inaccurate.

The specific elements of the Restructuring Transaction are set forth in the Term Sheets.  This Letter Agreement is not an offer or a solicitation with respect to any securities of Javo or a solicitation of acceptances of a chapter 11 plan.

1. Conditions/Required Approvals.  The Restructuring Transaction is subject to the satisfaction of the terms and conditions contained in the Term Sheets, including, without limitation, the completion by Holdings of its due diligence as further set forth in the Term Sheets.

2. Due Diligence/Financing.  Holdings’ commitment is subject to the due diligence contingencies set forth in the Term Sheets.  The Commitments are not subject to financing contingencies of any kind.

3. Commitments/Means of Implementation.  The Plan Sponsors hereby acknowledge their agreement to, and acceptance of, the terms provided herein and in the Term Sheets.  In furtherance thereof and to implement the Restructuring Transaction, on or before February 7, 2011 (unless otherwise agreed by the Parties hereto) (the “Plan Filing Date”), the Company will file the Plan with the support of Holdings, which Plan shall be in form and substance reasonably acceptable to Holdings in accordance with and to the extent provided under the Term Sheets.  The Plan (i) shall be acceptable in all respects to Holdings in its reasonable discretion, (ii) will provide for the treatment of claims and interests and in all other respects be in accordance with the Term Sheets and (iii) will otherwise comply with applicable disclosure requirements and rules of procedure and contain terms and treatment of claims and interests consistent with the applicable provisions of the Bankruptcy Code.

4. Implementation of the Restructuring Transaction.  Subject to the terms and conditions of this Letter Agreement, the Plan Sponsors agree to use commercially reasonable efforts to complete the Restructuring Transaction through the Plan.  The Plan Sponsors shall cooperate with each other in good faith and shall coordinate their activities in connection with (a) all matters concerning the implementation of the Restructuring Transaction and (b) the pursuit of the Restructuring Transaction, confirmation and consummation of the Plan.  Furthermore, each Party hereto shall take such action as may be reasonably necessary to carry out the purposes and intent of this Letter Agreement, and each Party shall refrain from taking any action that would reasonably be expected to frustrate the purposes and intent of this Letter Agreement, including proposing a plan of reorganization that is not the Plan (or filing a disclosure statement with respect thereto).  Each Party hereby covenants and agrees, from the date hereof until this Agreement has been terminated in accordance with Section 7 below, (i) to negotiate in good faith the definitive documents implementing, achieving and relating to the Restructuring Transaction, including, but not limited to, the Plan, its accompanying disclosure statement (the “Disclosure Statement”), an order of the Bankruptcy Court confirming the Plan, and other related documents which shall contain terms and conditions substantially consistent in all material respects with the Term Sheets (collectively, the “Definitive Documents”), and (ii) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents, provided that the Definitive Documents must be acceptable in all respects to Holdings in its reasonable discretion.

5. Agreements of Holdings.

a. Ownership.  Holdings represents and warrants that, as of the date hereof, (i) it is the sole legal and beneficial owner of claims (collectively, the “Claims”) under both the Senior Subordinated 12% Notes issued pursuant to that certain Securities Purchase Agreement, dated November 17, 2009 (the “12% Notes”) (including its claims for all post-petition interest accrued through the emergence date) and under the Senior Subordinated 10% Notes issued to Holdings on April 6, 2009 (the “10% Notes” and, together with the 12% Notes, the “Notes”) and all related claims, rights, powers and causes of action arising out of or in connection with or otherwise relating to Holdings’ ownership of such Claims; and (ii) Holdings has full power and authority to vote on and consent to such matters concerning such Claims and to exchange, assign and transfer such Claims.

b. Voting.  Holdings agrees that, until this Letter Agreement has been terminated in accordance with Section 7, it (i) shall, subject to receipt of the Disclosure Statement prepared pursuant to and satisfying the requirements of the Bankruptcy Code, vote its Claims and any other claims against the Company, whether now owned or hereafter acquired, to accept the Plan as soon as practicable following receipt of the Disclosure Statement in any solicitation of votes for such Plan (but in no case later than any voting deadline stated therein) and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation and consummation of the Plan; (ii) shall vote against and shall in no way otherwise, directly or indirectly, support any restructuring or reorganization of the Company (or any plan in respect of the same) that does not implement or achieve, the Restructuring Transaction; (iii) shall not (A) directly or indirectly seek, solicit, support or encourage any other plan or the termination of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, compromise, merger or restructuring of the Company that could reasonably be expected to prevent, delay or impede the Restructuring Transaction, (B) object to the Disclosure Statement, the solicitation of votes for the Plan or support any such objection by a third party with respect to the same or (C) take any other action that is inconsistent with, or that would delay confirmation of the Plan.  Nothing contained herein shall limit the ability of Holdings to consult with the Company, or to appear and be heard, concerning any matter arising in the Company’s chapter 11 cases so long as such consultation or appearance is not inconsistent with Holdings’ obligations hereunder and the terms of the Plan, the Term Sheets and this Letter Agreement.

6. Agreements of the Company.  The Company hereby agrees (i)(A) no later than January 24, 2011, to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the date of such filing, the “Petition Date”) in the Bankruptcy Court; (B) no later than the Plan Filing Date, to file the Plan and the Disclosure Statement with the Bankruptcy Court containing terms and conditions consistent with the Term Sheets and otherwise reasonably acceptable to Holdings; (C) to obtain an order of the Bankruptcy Court approving the settlement agreement between the Company and Javo Dispenser LLC, dated as of January 14, 2011, within 45 calendar days following the Petition Date; (D) to obtain an order of the Bankruptcy Court approving (x) on an interim basis, the debtor-in-possession credit facility (the “DIP Facility”) provided by Holdings in accordance with the DIP Term Sheet within five business days following the Petition Date and (y) on a final basis, the DIP Facility within 35 calendar days following the Petition Date; (E) to obtain entry of an order approving the Disclosure Statement by the Bankruptcy Court within 45 calendar days following the Plan Filing Date; (F) to obtain entry of an order by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) within 90 calendar days following the Plan Filing Date; and (G) to cause the “Effective Date” of the Plan to occur no later than 15 days after the entry of the Confirmation Order (each of the actions or events set forth in subsections (A) through (G), a “Milestone,” and collectively, the “Milestones”), and (ii) not to seek to implement any transaction or series of transactions that would effect a restructuring on substantially different terms from those set forth in the Term Sheets unless otherwise agreed by Holdings.  The foregoing Milestones may be amended upon the written consent of each of the Parties.

7. Termination.

a. Termination Generally.  This Letter Agreement shall terminate and all of the obligations of the Parties shall be of no further force or effect in the event that (i) the Plan is confirmed and becomes effective pursuant to a final, non-appealable order, (ii) the Parties mutually agree to such termination in writing or (iii) this Letter Agreement is terminated pursuant to paragraphs (b) and (c) of this Section 7.  If this Letter Agreement is terminated for any reason pursuant to this Section 7, all further obligations of the Parties hereunder shall be terminated without further liability, provided that each Party shall have all rights and remedies available to it under applicable law (for all matters unrelated to this Letter Agreement), the Notes, the DIP Facility and any ancillary documents or agreements thereto.  If this Letter Agreement is terminated at a time when permission of the Bankruptcy Court is required for Holdings to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by Holdings to change or withdraw (or cause to change or withdraw) such vote at such time.

b. Termination by the Company.  The Company may terminate this Letter Agreement by written notice to Holdings upon the occurrence of any of the following events: (i) a determination by the board of directors of the Company (the “Board”) that termination of this Letter Agreement would be consistent with the Board’s fiduciary obligations under applicable law; or (ii) a material breach by Holdings of its obligations hereunder, which breach is not cured within five business days after the giving of written notice of such breach.

c. Termination by Holdings.  Holdings may terminate this Letter Agreement by written notice to the Company upon the occurrence of any of the following events (any such event, a “Termination Event”): (i) the failure of the Company to achieve any of the Milestones by the date set forth in each Milestone in Section 6 herein (regardless of whether the Company exercised best efforts or other efforts to achieve the same in a timely manner); (ii) after filing of the Plan, any amendment or modification to the Plan or the Disclosure Statement is made such that it (or any such replacement) at any time is materially inconsistent with the Term Sheets or substantially alters the Restructuring Transaction; (iii) the modification of any of the Definitive Documents to provide for any terms that are materially inconsistent with the Term Sheets and are not otherwise reasonably satisfactory in form and substance to Holdings; (iv) the appointment of an examiner with expanded powers or a trustee in the Debtor’s chapter 11 case, conversion of the chapter 11 case to a case or cases under chapter 7 of the Bankruptcy Code or dismissal of the chapter 11 case by order of the Bankruptcy Court; (v) termination of this Letter Agreement by the Company resulting from the Company or the Board complying with its fiduciary obligations as provided for in Section 8 herein; (vi) a material breach, event of default, Termination Event or similar event by the Company of any of its obligations hereunder or under the DIP Facility which is not cured (but, for the avoidance of doubt, without adding any additional grace periods or cure rights other than those set forth in the DIP Term Sheet or the final documentation for the DIP Facility) or is not waived by Holdings (or under any order entered by the Bankruptcy Court related to the DIP Facility); or (vii) a material breach by the Company of its obligations hereunder, which breach is not cured within five business days after the giving of written notice of such breach.

8. Fiduciary Duties.  To the extent required to comply with its or their fiduciary obligations under applicable law, upon the advice of counsel, the Company, the Board or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) may take any action, or refrain from taking any action, inconsistent with the terms of this Letter Agreement or the Term Sheets.

9. Governing Law.  This Letter Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the state of New York.  The Parties hereto waive any right to a trial by jury, to the extent lawful, and agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among each Party irrevocably to waive its right to trial by jury in any claims whatsoever between them relating to this Letter Agreement.

10. Jurisdiction.  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, in any action or proceeding arising out of or relating to this Letter Agreement.

11. Assignments; No Third Party Beneficiaries.  This Letter Agreement (i) shall not be assignable by any Party hereto without the prior written consent of each other Party hereto (and any attempted assignment without such consent shall be null and void ab initio), (ii) is intended to be solely for the benefit of the Parties hereto, and (iii) is not intended nor shall be construed to confer any benefits upon, or create any rights in favor of any person or entity other than the parties hereto.

12. Amendments/Effectiveness/Counterparts.  Notwithstanding anything in the Letter Agreement or the Term Sheets to the contrary, neither this Letter Agreement nor the Term Sheets may be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the Parties hereto.  This Letter Agreement and the Term Sheets shall be effective upon delivery of original signature pages or “pdf” or facsimile copies thereof executed by each of the Parties.  This Letter Agreement and the Term Sheets may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

13. Entire Agreement.  This Letter Agreement and the Term Sheets represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings among the Parties, both written and oral, with respect to the subject matter hereof.

14. Survival.  Notwithstanding the termination of this Letter Agreement in accordance with its terms, the following agreements and obligations of the Parties shall survive such termination and shall continue in full force and effect for the benefit of the Parties hereto in accordance with the terms hereof:  Sections 9 (governing law), 10 (jurisdiction), and 11 (assignments; no third party beneficiaries) of this Letter Agreement.

15. Specific Performance; Exclusive Remedy.  Each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Letter Agreement will cause the other Party to sustain damages for which such Party would not have an adequate remedy at law for money damages, and therefore each Party agrees that, in the event of any such breach, the other Party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive relief, without the necessity of securing or posting a bond or other security in connection with such remedy.  The remedy of specific performance against the Company will not apply in the event of a termination of this Letter Agreement by the Company resulting from the Board complying with its fiduciary obligations as provided for in Section 8 herein.  With the exception of the preceding sentence, the Parties also agree that the remedy of specific performance shall be the exclusive remedy of the Parties under this Letter Agreement in the event of a breach of this Letter Agreement by either Party.

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By signing below, each Party acknowledges its agreement to the foregoing.

Very truly yours,

Coffee Holdings LLC

By:  /s/ David Gubbay
Name:  David Gubbay
Title:  Authorized Representative

Accepted and agreed to as of the first date written above:

Javo Beverage Company, Inc.

By:  /s/ Richard A. Gartrell
Name:  Richard A. Gartrell

Title:  CFO

Exhibit A

Summary of Principal Terms and Conditions of the Proposed Restructuring Transaction

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE.  THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO THE PROTECTIONS OF FEDERAL RULE OF EVIDENCE 408 AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION AND INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS.  THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN, APPROPRIATE DISCLOSURE MATERIAL, INFORMATION CIRCULARS AND RELATED DOCUMENTS.

This Summary of Principal Terms of Proposed Restructuring Transaction outlines certain key terms of a proposed restructuring transaction (the “Restructuring Transaction”) for Javo Beverage Company, Inc. (the “Company” or “Debtor”).  This Summary of Principal Terms of Proposed Restructuring Transaction does not purport to set forth all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein.

No later than January 24, 2011, the Company (the “Debtor”) will commence a voluntary chapter 11 bankruptcy case (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The following is a summary of a proposed prearranged plan of reorganization for the Debtor (the “Plan”) and accompanying disclosure statement (the “Disclosure Statement”) to be filed in the Bankruptcy Case on February 7, 2011 (the “Plan Filing Date”).

Summary of Plan of Reorganization

Chapter 11 Plan Sponsors	The Debtor and Coffee Holdings LLC (“Holdings”).
Transaction Summary
The Plan will include1:

o      to the extent the Plan is confirmed, in full and complete satisfaction of its allowed claims under the DIP Facility (as defined below), Holdings, or its designee, shall receive 28.8% of the equity (the “Reorganized Company Equity”) in the reorganized Debtor (the “Reorganized Company”). The DIP Facility shall receive a sufficient percentage of the Reorganized Company Equity to receive a 100% recovery.  If the Plan is not confirmed, the DIP Facility shall be repaid in full in cash;

o      in full and complete satisfaction of its allowed claims under the secured revolving promissory note dated January 6, 2011, Holdings will be repaid in full in cash from the proceeds of the DIP Facility;

o      in full and complete satisfaction of its allowed claims under the Senior Subordinated 12% Notes issued pursuant to that certain Securities Purchase Agreement, dated November 17, 2009 (the “12% Notes”), including its allowed claims for all post-petition interest accrued through the emergence date, Holdings, or its designee, shall receive 56.1% of the Reorganized Company Equity.  The 12% Notes shall receive a sufficient percentage of the Reorganized Company Equity to receive a 100% recovery;

o      in full and complete satisfaction of its allowed claims under the Senior Subordinated 10% Notes issued pursuant to that certain Securities Purchase Agreement, dated April 6, 2009 (the “Holdings 10% Notes”), Holdings, or its designee, shall receive 7.9% of the Reorganized Company Equity in the Reorganized Company; and

o      in full and complete satisfaction of their allowed claims under the Senior Subordinated 10% Notes issued by the Company to various investors pursuant to those certain Securities Purchase Agreements, dated April 6, 2009 (the “Investor 10% Notes), such holders shall receive their pro rata share of 7.2% of the Reorganized Company Equity; provided, however, each such holder may elect to receive its pro rata share of a cash pool (“Note Cash Payment”).  The amount of the Note Cash Payment shall be equal to the Plan valuation of the Investor 10% Notes less a discount rate determined by Holdings at the time the Bankruptcy Court enters an order approving the Disclosure Statement.

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1 The corporate structure of the Reorganized Company is at the discretion of Holdings. The figures and percentages set forth in this term sheet are reasonable estimates based on the available information to the Company and Holdings as of January 23, 2011, and subject to change based on the date on which the Restructuring Transaction is consummated, the outstanding amount of the DIP Facility on such date, and outstanding debt balances.

All claims held by Holdings shall be deemed allowed.

The Holdings 10% Notes and the Investor 10% Notes shall be pari passu.

Other principal terms of the Plan include but are not limited to:

o      payment in full of all allowed administrative expenses and allowed priority claims (except allowed claims for property taxes and under the DIP Facility) under the Plan (the “Administrative and Priority Expenses”);

o      past due property taxes in the amount of $142,000 paid over five years as allowed under the Bankruptcy Code;

o      the treatment of Accord Financial, Inc. (“Accord”), on account of its allowed secured claim, will be determined by the Company and Holdings prior to the Plan Filing Date;

o      on account of its allowed secured claim for its equipment loan, Bunn-O-Matic Corporation shall receive a new note with a face amount equal to such allowed secured claim and with a modified interest rate, which note shall be in form and substance acceptable to the Company and Holdings;

o     holders of other allowed secured claims shall receive, in the sole discretion of the Debtor, (i) reinstatement and unimpairment of their allowed secured claims or (ii) in full and complete satisfaction of their allowed secured claims  receive (a) cash in the full amount of such claims, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such claims to the extent of the value of the holder’s secured interest in such collateral or (c) the collateral securing such claims and any interest on such claims required to be paid pursuant to section 506(b) of the Bankruptcy Code;

o      subject to the completion of due diligence by Holdings, payment of an aggregate of $686,200 on account of allowed critical vendor trade claims of the Debtor (the “Critical Vendor Claims”) during the course of the bankruptcy case;

o     holders of allowed general unsecured claims (trade claims) shall receive non-transferable 12-month promissory notes with a face amount equal to 100% of such allowed general unsecured claims, which notes shall be in form and substance acceptable to the Company and Holdings;

o      a convenience class will be created consisting of any allowed general unsecured claims in an amount to be determined by the Debtor and Holdings, and holders of allowed convenience claims shall receive on the Effective Date payment in cash of 100% of the amount of such allowed convenience claim; and

o     holders of preferred stock, common stock, warrants, options or any other form of equity interests in the Debtor shall not receive any distributions on account of their equity interests under the Plan.

363 Sale
Upon written notice to the Company, Holdings may demand the Debtor to withdraw the Plan and Disclosure Statement and, in lieu of the Plan, seek to effectuate a restructuring pursuant to a sale process under section 363 of the Bankruptcy Code on terms acceptable to Holdings.

Private Company
Upon the Effective Date of the Plan, the Reorganized Company will be a “private” company  (i.e., it will not be required to register the Reorganized Company Equity or any other securities pursuant to the Securities Exchange Act of 1934 , as amended, and the rules and regulations promulgated thereunder).

Corporate Governance	The corporate structure of the Reorganized Company will be determined by Holdings prior to the Effective Date of the Plan.

The Reorganized Company Equity will be subject to an agreement among the holders of the Reorganized Company Equity (the “Shareholders Agreement”) containing terms that are usual and customary for private companies and acceptable to Holdings.  The Shareholders Agreement will govern the size and composition of the board(s) of directors of the Reorganized Company and will contain, among other things, transfer restrictions for the Reorganized Company Equity customary for a private company.  All holders of the Reorganized Company Equity and their transferees will be subject to the terms of the Shareholders Agreement.
The Reorganized Company will enter into a professional services agreement with Holdings that will be in form and in substance acceptable to Holdings.

DIP Facility
Holdings will arrange approx. $3.15 million debtor-in possession revolving credit facility (the “DIP Facility”) to provide liquidity to the Debtor during the Bankruptcy Case on terms acceptable to Holdings.

Exit Facility
Upon emergence, Holdings or a third party at Holdings’ sole option will arrange an exit facility not to exceed $2.86 million (the “Exit Facility”) to provide post-emergence liquidity and funds sufficient to pay all Administrative and Priority Expenses (excluding the DIP Facility) and other obligations under the Plan.  Pricing, as well as all other terms and conditions, will be acceptable to the Reorganized Company and Holdings and provided such debt capacity is feasible.2  Upon entering into the Exit Facility, the Reorganized Company shall covenant that it holds cash in the minimum amount of $500,000.  Subject to the reasonable debt capacity of the Reorganized Company, or at the option of Holdings, some of the Exit Facility will be in the form of new equity rather than debt.

Conditions Precedent	The Plan will contain customary conditions precedent and certain milestones for the completion of the Restructuring Transaction.
Releases and D&O Insurance
The Plan will contain a release and exculpation for the Debtor and Holdings and their respective current affiliates, subsidiaries, employees, members, partners, investors, officers, directors, agents and professionals.  The Plan will also include provisions for the purchase, renewal or continuation of sufficient tail coverage under directors and officers’ liability insurance for the directors and officers of the Reorganized Debtor (in form and substance satisfactory to the Directors of the Reorganized Debtor).

Incentive Plan for Key Employees
Implement Incentive Plan for Key Employees based on milestones relating to operations and emergence from Chapter 11 on or before target dates   (customary incentive compensation plans and equity participation as approved by the board of Reorganized Company).

Fees and Expenses
As a condition to the effectiveness of the Plan, the Debtor shall reimburse Holdings for all accrued fees, costs, charges and expenses (including the fees and expenses of Dechert LLP) related to the Restructuring Transaction.

Closing and Plan Documents	The execution of such other closing and Plan documents as required by Holdings and in form and substance acceptable to Holdings.
______________________
2 The Exit Facility will be subject to market terms and conditions as of the Effective Date.

Exhibit B

Summary of Principal Terms and Conditions of

the Proposed $3,151,000 DIP Revolving Credit Facility

           THIS DIP FACILITY TERM SHEET (THIS “DIP TERM SHEET”) IS NOT INTENDED TO, AND DOES NOT, CONSTITUTE A BINDING AGREEMENT WITH RESPECT TO THE FACILITY OUTLINED HEREIN OR OTHERWISE.  THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO THE PROTECTIONS OF FEDERAL RULE OF EVIDENCE 408 AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION AND INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS.  THE TRANSACTIONS DESCRIBED IN THIS DIP TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN, APPROPRIATE DISCLOSURE MATERIAL, INFORMATION CIRCULARS AND RELATED DOCUMENTS.

Borrower:	Javo Beverage Company, Inc., a Delaware corporation (the “Borrower” or the “Debtor”).
Lender party to the
DIP Facility:	Coffee Holdings LLC (“Holdings”)

Type and Amount of
DIP Facility:
A first priority senior secured revolving credit facility (the “DIP Facility”) in an aggregate principal amount of $3,151,000 (the “DIP Commitment” and each individual loan thereunder, a “DIP Loan” and collectively, the “DIP Loans”), of which $500,000 plus interest and any and all other amounts accrued but unpaid on the Prepetition Loan (as defined below) shall be reserved for a dollar-for-dollar roll-up of the secured revolving promissory note issued prepetition by Holdings to the Borrower (the “Prepetition Loan”).

Upon the entry of an interim order in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”; and the Debtor’s case being administered by such court, the “Bankruptcy Case”), in form and substance satisfactory to Holdings, authorizing and approving the DIP Facility (the “Interim Order”), the Debtor shall be entitled to borrow up to $1.2 million under the DIP Facility.

Upon the entry of a final order in the Bankruptcy Court, in form and substance satisfactory to Holdings, authorizing and approving the DIP Facility (the “Final Order” and, together with the Interim Order, the “Orders”), the Debtor shall be entitled to borrow all amounts available under the DIP Facility.

Use of Proceeds:
The proceeds of the DIP Loans shall be subject to, and used solely in a manner consistent with, the Budget (as defined below) (a) to repay the Prepetition Loan, (b) to pay all interest, charges, fees and expenses (including attorneys’ fees for counsel to Holdings) under the DIP Loans, (c) to fund postpetition operating expenses and other general corporate needs, including working capital needs, (d) to pay certain administrative expenses of the Bankruptcy Case, including reasonable fees and expenses of professionals, (e) to pay court-approved critical vendors and (f) to make such other court-approved payments, in each case, contemplated by and consistent with the Budget.

Budget:
The initial budget shall be prepared and delivered by the Borrower on or prior to the Closing Date and shall reflect projected cash receipts, operating disbursements, payroll disbursements, non-operating disbursements and cash balances on a weekly basis from the Closing Date through May 1, 2011 and shall be in form and substance acceptable to Holdings, and may be updated from time to time pursuant to amendments thereto as approved by Holdings in its sole discretion (such budget, and each subsequent rolling 13-week budget delivered by the Borrower after the Closing Date, in each case, as so amended, the “Budget”) as further set forth in the definitive agreement for the DIP Facility (the “DIP Agreement”).

Closing Date:
The earlier of (i) the date upon which the conditions precedent set forth below have been satisfied and the initial DIP Loans are made pursuant to the Interim Order of the Bankruptcy Court and (ii) February 28, 2011 (the “Closing Date”).

Maturity:
Earlier of  (such date being referred to herein as the “Maturity Date”) (i) the date on which all the DIP Loans have been indefeasibly repaid in full in cash and all of the DIP Commitments have been permanently and irrevocably terminated, (ii) no later than June 30, 2011, (iii) the date of the closing of a sale of all or substantially all of the Debtor’s assets pursuant to section 363 of the Bankruptcy Code, (iv) a confirmed plan of reorganization for the Debtor pursuant to chapter 11 of the Bankruptcy Code, and (v) the date of termination of the commitments and/or acceleration of any outstanding extensions of credit following the occurrence and during the continuance of an Event of Default (as defined below).

Cash Management:
The Borrower and Holdings shall enter into a deposit account control agreement (the “Control Agreement”) pursuant to which Holdings shall receive control over an existing Wells Fargo account of the Borrower (the “Cash Collateral Account”).  The Control Agreement shall be in form and substance acceptable to Holdings.  The resulting modification to the Borrower’s cash management system shall be reflected both in the Orders and in an order entered by the Bankruptcy Court approving the Debtor’s modified cash management and the use of the Cash Collateral Account.  Except as otherwise ordered by the Bankruptcy Court, all cash of the Borrower, including cash advanced under the DIP Loans, which is not otherwise subject to an existing valid and perfected lien, shall be deposited or received into the cash collateral account.

Availability:
Upon satisfaction or waiver by Holdings of conditions precedent to drawing to be specified in the DIP Agreement, up to $3.15 million representing (i) the applicable amount set forth in the Budget (exclusive of the Carve-Out, as defined below), (ii) amounts to repay the Prepetition Loan, and (iii) the Carve-Out.  All reserves against Availability shall be established in the sole discretion of Holdings.  Borrowings may be made by the Borrower at any time after the Closing Date to, but excluding the business day preceding, the Maturity Date of the DIP Facility.  Amounts available under the DIP Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the Maturity Date subject to satisfaction or waiver of all related conditions precedent.

Amortization:	No amortization shall be required with respect to the DIP Facility.

Pricing:
The DIP Loans will bear interest at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus 8.0%, with LIBOR subject to a floor of 1.5%.  Interest will be payable monthly, in cash, in arrears, calculated on the basis of the actual number of days elapsed in a 360-day year.

Default Interest:	The then-applicable interest rate plus 2.0% per annum.

Commitment Fee:	The Borrower shall pay Holdings an up-front commitment fee of 3.0% of the aggregate amount of the DIP Commitment.

Mandatory Prepayments:	There will be no prepayment penalties for any prepayments (whether mandatory or optional) of the DIP Facility.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty and including accrued and unpaid interest.

Application of Prepayments:
Prepayments will be applied: first, subject to entry of the Final Order, to repayment in cash of the Prepetition Loan; second, to reimbursable expenses of Holdings (including attorneys’ fees), then due and payable pursuant to the DIP Agreement; third, to interest and other fees then due and payable on the DIP Facility on a pro rata basis; fourth, to the principal balance of borrowings outstanding under the DIP Facility on a pro rata basis until the same has been repaid in cash in full; and fifth, to any other obligations under the DIP Facility.

Security:
The DIP Facility will be secured by automatically perfected super-priority senior liens with respect to (i) any unencumbered assets of the Borrower (including, without limitation, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) wherever located, now or hereafter owned, pursuant to section 364(c)(2) and (d) of the Bankruptcy Code and upon entry of the Final Order any avoidance actions under chapter 5 of the Bankruptcy Code (the “Avoidance Actions”), provided, that Holdings’ liens on the proceeds of the Avoidance Actions brought solely pursuant to section 549 of the Bankruptcy Code will be split 50-50 with Accord Financial, Inc. (“Accord”) pursuant to its debtor-in-possession factor funding (the “DIP Factor”) being provided simultaneously with the DIP Facility (ii) assets securing the Prepetition Loan (collectively, the “Senior DIP Liens”) and (iii) funds advanced by the DIP Lender in the Control Account (as defined in the DIP Facility).  The Senior DIP Liens will be subject only to the Carve-Out.

The DIP Facility also will be secured by junior liens (the “Junior DIP Liens”) on all other assets of the Borrower that are subject to valid and perfected liens in existence at the time of commencement of the Bankruptcy Case or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by section 546(b) of the Bankruptcy Code pursuant to section 364(c)(3) of the Bankruptcy Code, subject only to such senior valid and perfected liens and the Carve-Out.

All such collateral for the DIP Facility being hereinafter referred to as the “Collateral”.

The Orders shall provide for automatic perfection of the Collateral under the DIP Facility; provided, however, the Borrower shall execute and deliver to Holdings all such agreements, financing statements, instruments and other documents as Holdings may request to evidence, confirm, validate or perfect the liens granted pursuant to the Orders, including, without limitation, on the Closing Date, a security agreement and related financing statements covering each type of the Collateral.

Ranking / Priority:
All obligations of the Borrower under the DIP Facility at all times shall constitute allowed super-priority administrative expense claims in the Bankruptcy Case (the “DIP Administrative Claims”) under section 364(c)(1) of the Bankruptcy Code, having priority over all administrative expenses of the kind specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b) or 726 or any other provisions of the Bankruptcy Code; provided, that any distributions on the DIP Administrative Claims shall be shared equally between Holdings and the DIP Factor, subject to subordination of the Carve-Out (as defined below).  The DIP Administrative Claims are subject only to a carve-out for (i) allowed, accrued, but unpaid professional fees and expenses of the Borrower and professionals for any official committee of unsecured creditors (the “Committee”) as set forth in the Budget (on a cumulative basis) incurred prior to an Event of Default not otherwise cured or waived by Holdings, (ii) allowed, accrued, but unpaid professional fees and expenses of the Debtor incurred in the Bankruptcy Case after an Event of Default (that is not waived or cured) not to exceed an amount equal to $125,000, (iii) the payment of fees pursuant to 28 U.S.C. § 1930 and (iv) payment of other accrued and unpaid postpetition obligations owed by the Debtor incurred under the Budget prior to the occurrence of an Event of Default and allowable under section 503(b)(1)(A) of the Bankruptcy Code(collectively, the “Carve-Out”).

The Carve-Out, cash collateral and any loans under the DIP Facility may be used by the Committee in an amount not to exceed $25,000 (the “Investigation Funds”) to investigate (but not prosecute) the validity, perfection, priority, extent, or enforceability of the DIP Facility, the Prepetition Loan, or the liens or security interests securing such facilities, or any claims against Holdings, provided that such investigation occurs within sixty (60) days after appointment of such Committee.  The right to use the Investigation Funds shall terminate upon the occurrence of an Event of Default.

Adequate Protection:
Pending entry of the Final Order, to the extent of diminution in value, the Interim Order shall grant to Holdings replacement liens and superpriority claims on account of the Prepetition Loan, subject and subordinate only to the DIP Liens, DIP Superpriority Claims, and the Carve-Out, as the case may be.  Holdings shall also receive current payment of interest and fees under the Prepetition Loan (collectively with the replacement liens and superpriority claims, “Adequate Protection”).  In the event that the Final Order does not grant a roll up or cross collateralization of the Prepetition Loan or if such roll up or cross collateralization is reversed, modified, or vacated, then the Final Order shall reinstate automatically the Adequate Protection granted to Holdings pursuant to the Interim Order.

Conditions Precedent:	The DIP Agreement will include such conditions precedent as are usual and customary for financings of this kind.

Representations and Warranties:	The DIP Agreement will include such representations and warranties as are usual and customary for financings of this kind.

Affirmative Covenants:	The DIP Agreement will include such affirmative covenants as are usual and customary for financings of this kind.

Negative Covenants:	The DIP Agreement will include such negative covenants as are usual and customary for financings of this kind.

Events of Default:
Each of the following shall constitute events of default (“Events of Default”) under the DIP Loans: (i) any representation or warranty made in the DIP Agreement by the Borrower shall prove to have been false or misleading in any material respect when so made; (ii) the Borrower’s failure to pay the principal amount of the DIP Loans on the Maturity Date or a date fixed for prepayment thereof or by acceleration thereof or otherwise; (iii) the Borrower’s failure to pay any interest on the DIP Loans or any other amount due and payable pursuant to the DIP Loans or the failure to make any adequate protection payments when due; (iv) the Borrower’s failure to perform or observe, as the case may be, the Affirmative Covenants and Negative Covenants provided for in the DIP Agreement (including, without limitation, such covenants with respect to the Budget and it being understood that for purpose of complying with the Budget with respect to professionals, the incurrence of professional fees shall be tested on a rolling 30 day basis); (v) one or more judgments or orders as to any obligation arising after the Petition Date in excess of $25,000 (to the extent not covered by independent third-party insurance) or that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (as defined in the DIP Agreement) shall be rendered against the Borrower and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed by reason of appeal or otherwise, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment; (vi) there shall have occurred a Change of Control (as defined in the DIP Agreement); (vii) the appointment of an examiner with expanded powers or a trustee in the Debtor’s chapter 11 case, conversion of the chapter 11 case to a case or cases under chapter 7 of the Bankruptcy Code or dismissal of the chapter 11 case by order of the Bankruptcy Court; (viii) the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to a holder of any security interest to permit foreclosure (including by means of foreclosure under Article 9 of the Uniform Commercial Code and/or applicable state law) on any of the assets of the Borrower; (ix) any order of the Bankruptcy Court shall be entered staying, reversing or vacating any of this DIP Term Sheet; (x) the termination or material breach of the Plan Commitment Letter Agreement, dated as of January 21, 2011 between the Borrower and Holdings, or the Restructuring Term Sheet (as defined below); (xi) an event of default occurs under the DIP Factor, or Accord ceases to provide postpetition financing under the DIP Factor; and (xiii) the entry of an order by the Bankruptcy Court authorizing the sale of all or substantially all of the assets of the Borrower to which the DIP Lender does not consent.

The Events of Default under the DIP Agreement also include the failure of the Borrower to achieve any of the following Milestones (as defined below):  the Borrower hereby agrees (i)(A) no later than January 24, 2011, to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the date of such filing, the “Petition Date”) in the Bankruptcy Court; (B) no later than February 7, 2011 (the “Plan Filing Date”), to file a prearranged plan of reorganization (the “Plan”) and disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court containing terms and conditions consistent with both this DIP Term Sheet and that certain Restructuring Term Sheet, dated January 21, 2011 (the “Restructuring Term Sheet”) and otherwise reasonably acceptable to Holdings; (C) to obtain an order of the Bankruptcy Court approving (x) on an interim basis, the DIP Facility provided by Holdings within five business days following the Petition Date and (y) on a final basis, the DIP Facility within 35 calendar days following the Petition Date; (E) to obtain an order of the Bankruptcy Court approving the settlement agreement between the Debtor and Javo Dispenser, Inc., dated as of January 14, 2011, within 45 calendar days following the Petition Date, (F) to obtain entry of an order approving the Disclosure Statement by the Bankruptcy Court within 45 calendar days from the Plan Filing Date; (G) to obtain entry of an order by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) within 90 calendar days from the Plan Filing Date; and (G) to cause the “Effective Date” of the Plan to occur no later than 15 days after the entry of the Confirmation Order (each of the actions or events set forth in subsections (A) through (G), a “Milestone,” and collectively, the “Milestones”), and (ii) not to seek to implement any transaction or series of transactions that would effect a restructuring on substantially different terms from those set forth in this DIP Term Sheet and the Restructuring Term Sheet unless otherwise agreed by Holdings.  Notwithstanding the foregoing Milestones, the Parties hereto may agree otherwise.

Upon the occurrence of any of the above Events of Default, (i) Holdings may terminate the DIP Commitment and declare the DIP Loans then outstanding to be due and payable, together with accrued interest thereon and any unpaid accrued fees and expenses incurred by Holdings or its advisors, and all other obligations of the Borrower hereunder shall become forthwith due and payable, without presentment, demand or any other notice of any kind, all of which are hereby expressly waived (to the extent permitted by applicable law) by the Borrower, (ii) Holdings shall have the right to take all or any actions and exercise any remedies available to a secured party under the DIP Loans or applicable law or in equity subject to any requirements set forth in the Orders and (iii) the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated and Holdings shall have the right to exercise any of the remedies under the DIP Loans, including any rights and remedies provided in the Orders and the right to realize on all of the Collateral without relief or order of the Bankruptcy Court except as provided in the Orders.

The DIP Credit Agreement and the Orders shall provide that Holdings will provide written notice of any Event of Default prior to exercising remedies.

Right to Credit Bid:	Holdings’ right to credit bid the DIP Loans under section 363 of the Bankruptcy Code or pursuant to the Plan shall be expressly reserved.

Waivers and Amendments:	Amendments and waivers of the provisions of the DIP Facility and other definitive credit documentation would require the approval of Holdings.

Fee Reimbursement:	As reflected in the Budget, Holdings shall be entitled to monthly reimbursement of the reasonable fees and expenses of its counsel, arising from or related to the DIP Facility or the Bankruptcy Case.

Financial Advisor:	Holdings shall be entitled to retain a financial advisor, appraisers and other third-party consultants under the DIP Facility.

Governing Law:	New York.

Counsel to Holdings:	Dechert LLP.